Exhibit 10.14

REDWOOD BUSINESS PARK

NNN LEASE

BASIC LEASE INFORMATION

DATE:	June 3, 2011

LANDLORD:	SEQUOIA CENTER LLC, a California limited liability company

LANDLORD’S ADDRESS:	c/o Basin Street Properties 1383 N. McDowell Blvd. Suite 200 Petaluma, CA 94954 Attn: Property Management

TENANT:	ENPHASE ENERGY, INC., a Delaware corporation

TENANT’S ADDRESS:

a. Before Commencement Date:	201 First Street, Suite 213 Petaluma, CA 94952 Attn: Paul Nahi

b. After Commencement Date:	1420 N. McDowell Blvd. Petaluma, CA 94954 Attn: Sanjeev Kumar, CFO with a copy to: 1420 N. McDowell Blvd. Petaluma, CA 94954 Attn: Taylor Browning, General Counsel

PREMISES:	The first floor of the Building, containing approximately 24,000 rentable square feet of space and excluding the common area lobby/stairwell providing access to the 2nd and 3rd floors of the Building.

BUILDING:	The building commonly known as 1400 North McDowell Boulevard containing approximately 72,000 rentable square feet of space.

PROJECT:	That certain three-building office complex located in Petaluma, California, including the Building and the neighboring buildings located at 1420 N. McDowell Boulevard and 5341 Old Redwood Highway.

TERM:	10 Years

a. Commencement Date	See Section 3.1.

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b. Estimated Commencement Date	November 1, 2011

BASE RENT:

a. Initial Monthly Base Rent	$26,400.00

b. Advanced Base Rent (Paid Upon Lease Execution)	$26,400.00

c. Adjustment Date of Monthly Base Rent	See Addendum

INITIAL ESTIMATED MONTHLY ALLOCATION OF TAXES & OPERATING EXPENSES FOR 2011:	$6,720.00 ($.28 per r.s.f. of the Premises).

TENANT’S BUILDING PERCENTAGE SHARE:	Thirty three and one third percent (33 and 1/3%) (i.e., the rentable square footage of the Premises/the rentable square footage of the Building)

SECURITY DEPOSIT:	None.

PERMITTED USE:	For use as office and administrative space and research and development (including laboratory work and assembly of test equipment but excluding manufacturing), and for no other use or purpose.

PARKING SPACES:	Tenant shall have the right to use a minimum of 3.8 parking spaces per 1,000 rentable square feet of the Premises on a non-exclusive basis in the parking areas shown on Exhibit A-2.

REAL ESTATE BROKERS:

a. Landlord’s Broker:	None.

b. Tenant’s Broker:	None.

EXHIBITS AND ADDENDUM

Exhibit A-1:	Diagram of Premises
Exhibit A-2:	Diagram of Project
Exhibit B:	Work Letter Agreement
Exhibit C:	Commencement Date Memorandum
Exhibit D:	Rules and Regulations
Exhibit E:	Form Lease Termination

ii

REDWOOD BUSINESS PARK

NNN LEASE

THIS REDWOOD BUSINESS PARK NNN LEASE (this “Lease”) dated as of June 3, 2011, is entered into by and between SEQUOIA CENTER LLC, a California limited liability company (“Landlord”), and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant”).

1. Definitions. The following terms shall have the meanings set forth below:

1.1. Building. The term “Building” shall have the meaning set forth in the Basic Lease Information.

1.2. Building Common Areas. The term “Building Common Areas” shall mean the areas and facilities within the Building provided and designated by Landlord for the general use, convenience or benefit of Tenant and other tenants and occupants of the Building (e.g., common stairwells, stairways, hallways, shafts, elevators, restrooms, janitorial telephone and electrical closets, pipes, ducts, conduits, wires and appurtenant fixtures servicing the Building). So long as Tenant is leasing the entire Building, the Building Common Areas shall be deemed part of the Premises.

1.3. Commencement Date. The term “Commencement Date” shall have the meaning set forth in Section 3.1, below.

1.4. Common Areas. The term “Common Areas” shall mean the Building Common Areas and the Project Common Areas.

1.5. Premises. The term “Premises” shall have the meaning set forth in the Basic Lease Information.

1.6. Project. The term “Project” shall have the meaning set forth in the Basic Lease Information.

1.7. Project Common Areas. The term “Project Common Areas” shall mean the areas and facilities within the Project provided and designated by Landlord for the general use, convenience or benefit of Tenant and other tenants and occupants of the Project (e.g., walkways, traffic aisles, accessways, utilities and communications conduits and facilities).

1.8. Rentable Area. The term “Rentable Area” shall mean the rentable area of the Premises, Building and Project as reasonably determined by Landlord. The parties agree that for all purposes under this Lease, the Rentable Area of the Premises, Building and Project shall be deemed to be the number of rentable square feet identified in the Basic Lease Information.

1.9. Tenant’s Building Percentage Share. The term “Tenant’s Building Percentage Share” shall mean the percentage specified in the Basic Lease Information. If the Rentable Area of the Premises or the Rentable Area of the Building is changed, then Tenant’s Building Percentage Share shall be adjusted to a percentage equal to the Rentable Area of the Premises divided by the Rentable Area of the Building.

1.10. Term. The term “Term” shall have the meaning set forth in the Basic Lease Information.

2. Premises.

2.1. Demise. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term, at the rent and upon the conditions set forth below, the Premises, together with the right in common to use the Common Areas.

2.2. Condition Upon Delivery. Tenant acknowledges that it has had an opportunity to thoroughly inspect the Premises and, subject to Landlord’s obligations under Section 9.2 and the Work Letter Agreement, Tenant accepts the Premises in its existing “as is” condition, with all faults and defects and without any representation or warranty of any kind, express or implied; provided that Landlord hereby agrees to deliver the Premises to Tenant with all Building systems in good operating condition and repair, and in compliance with applicable laws, including, without limitation, the Americans With Disabilities Act.

2.3. Reserved Rights. Landlord reserves the right to do the following from time to time:

(a) Changes. Provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use, to install, use, maintain, repair, replace and relocate pipes, ducts, shafts, conduits, wires, appurtenant meters and mechanical, electrical and plumbing equipment and appurtenant facilities for service to other parts of the Building or Project above the ceiling surfaces, below the floor surfaces and within the walls of the Premises and in the central core areas of the Building and in the Building Common Areas, and to install, use, maintain, repair, replace and relocate any pipes, ducts, shafts, conduits, wires, appurtenant meters and mechanical, electrical and plumbing equipment and appurtenant facilities servicing the Premises, which are located either in the Premises or elsewhere outside of the Premises;

(b) Boundary Changes. To change the boundary lines of the Project;

(c) Facility Changes. Provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use, to alter or relocate the Common Areas or any facility within the Project;

(d) Parking. To designate and/or redesignate specific parking spaces in the Project for the exclusive or non-exclusive use of specific tenants in the Project, provided the number of Tenant’s parking spaces is not diminished and Tenant receives parking space locations at least as favorable as other tenants of the Project;

(e) Services. To install, use maintain, repair, replace, restore or relocate public or private facilities for communications and utilities on or under the Building and/or Project, so long as such work does not require the relocation of and/or unreasonably interfere with Tenant’s solar panels installed in accordance with this Lease.

(f) Other. Provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use, to perform such other acts and make such other changes in, to or with respect to the Common Areas, Building and/or Project as Landlord may reasonably deem appropriate.

2.4. Work Letter Agreement. Landlord and Tenant shall each perform the work required to be performed by it as described in the Work Letter Agreement attached hereto as Exhibit B. Landlord and Tenant shall each perform such work in accordance with the terms and conditions contained therein.

3. Term.

3.1. Commencement Date. The Term shall be for the period of time specified in the Basic Lease Information unless sooner terminated as hereinafter provided. The Term shall commence on the date that (i) a fully executed lease termination agreement, in the form attached hereto as Exhibit E, is delivered to Tenant for its lease of the space located at 201 First Street, Petaluma, CA, and (ii) the Premises are delivered to the Tenant in “Substantially Completed” condition (as defined in the Work Letter Agreement), subject to adjustment for “Tenant Delays” as provided in the Work Letter Agreement (as so adjusted, the “Commencement Date”) and shall continue thereafter in full force and effect for the period specified as the Term or until this Lease is terminated as otherwise provided herein. For purposes of this Lease, the first “Lease Year” shall mean the period commencing on the Commencement Date and ending twelve (12) months thereafter, except that if the Commencement Date is other than the first day of a calendar month, the first “Lease Year” shall mean the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month after the Commencement Date. Thereafter, the term “Lease Year” shall mean a period equal to twelve (12) full calendar months. Delay in Delivery. If for any reason Landlord has not delivered to Tenant possession of the Premises by the Estimated Commencement Date, this Lease shall remain in effect and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding anything to the contrary contained in this Lease, if Landlord has not delivered the Premises Substantially Completed to Tenant on or before the 120th day following the Estimated

Commencement Date for any reason other than a Tenant Delay, then Tenant shall have the right to terminate this Lease at any time prior to the delivery of the Premises to Tenant in substantially completed condition by written notice to Landlord, and upon such termination, Landlord shall return all sums theretofore deposited by Tenant with Landlord, and neither party shall have any further liability to the other.

3.2. Commencement Date Memorandum. Following the Commencement Date, Landlord may prepare and deliver to Tenant a commencement date memorandum (the “Commencement Date Memorandum”) in the form of Exhibit C, attached hereto, subject to such changes in the form as may be required to insure the accuracy thereof. The Commencement Date Memorandum shall certify the date on which Landlord delivered possession of the Premises in the condition required by the Work Letter to Tenant and the dates upon which the Term commences and expires. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum within five (5) business days after Tenant’s receipt of Landlord’s second request for the Commencement Date Memorandum shall be conclusive upon Tenant as to the matters set forth in the Commencement Date Memorandum.

4. Rent.

4.1. Base Rent. For purposes of this Lease, the term “Rent” shall mean the Base Rent, Advanced Base Rent, all additional rent, and all of the other monetary obligations of Tenant under this Lease. Upon execution of this Lease, Tenant shall pay to Landlord the Advanced Base Rent set forth in the Basic Lease Information. Tenant shall pay to Landlord the Base Rent specified in the Basic Lease Information, in advance, on or before the first day of each and every successive calendar month following the Commencement Date. If the Term commences on a day other than the first day of a calendar month, the first payment of Base Rent shall be appropriately prorated on the basis of the number of days in such calendar month. Tenant’s payment of any Advanced Base Rent shall be credited against Tenant’s obligation to pay Base Rent beginning as of the Commencement Date. If the Term expires on other than the last day of a calendar month, the last payment of Base Rent shall be appropriately prorated based on the number of days in such calendar month.

4.2. Adjustments to Base Rent. The Base Rent shall be adjusted as provided in the Addendum attached hereto.

4.3. Additional Rent. Tenant shall pay, as additional rent, all amounts of money that Tenant is required to pay to Landlord under this Lease in addition to monthly Base Rent whether or not the same is designated “additional rent.” Tenant shall pay to Landlord all additional rent upon Landlord’s written request or otherwise as provided in this Lease.

4.4. Late Payment. Tenant acknowledges that late payment of Rent to Landlord will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any trust deed covering the Premises. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord when due, Tenant shall pay to Landlord a late charge in an amount equal to five percent (5%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding anything to the contrary contained in this Lease, once in any twelve month period , Landlord shall waive such late payment fee if the required payment is made within five (5) days of Landlord’s notice.

4.5. Interest. In addition to the imposition of a late payment charge pursuant to Section 4.4 above, any Rent that is not paid when due shall bear interest from the date of Landlord’s notice until paid at the rate that is the lesser of six percent (6%) per annum (the “Interest Rate”) or the maximum rate permitted by law. Payment of interest shall not excuse or cure any default hereunder by Tenant.

4.6. Payment. All payments due from Tenant to Landlord hereunder shall be made to Landlord without deduction or offset, in lawful money of the United States of America at Landlord’s address for notices hereunder, or to such other person or at such other place as Landlord may from time to time designate in writing to Tenant.

5. Taxes.

5.1. Tenant’s Obligations. Commencing on the Commencement Date and on the first day of each calendar month thereafter during the term, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12) of Landlord’s estimate (subject to adjustment from time to time) of Tenant’s Building Percentage Share of Taxes during each year of the Term (prorated for any partial year during the Term). Landlord shall have the right to allocate certain Taxes on the Project to one or more buildings in the Project to the extent Landlord determines that it is reasonable to do so.

5.2. Definition of Taxes; Proposition 13 Protection. The term “Taxes” shall include all transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Premises, Building and Project of every kind and nature whatsoever, including any supplemental real estate taxes attributable to any period during the Term; all taxes which may be levied in lieu of real estate taxes; and all assessments, assessment bonds, levies, fees, penalties (if a result of Tenant’s delinquency) and other governmental charges (including, but not limited to, charges for parking, traffic and any storm drainage/flood control facilities, studies and improvements, water and sewer service studies and improvements, and fire services studies and improvements); and all amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits or any other purpose, which are assessed, based upon the use or occupancy of the Premises, Building and/or Project, or levied, confirmed, imposed or become a lien upon the Premises, Building and/or Project, or become payable during the Term, and which are attributable to any period within the Term. Notwithstanding anything to the contrary contained in this Lease, for the first three (3) years of the Term, fifty percent (50%) of all increases in Taxes resulting from the sale of the Building shall be paid by Landlord and shall not be passed through to Tenant. Thereafter, Tenant shall be responsible for Tenant’s Building Percentage Share of all Taxes in accordance with this Section 5.

5.3. Limitation. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance, succession or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or any portion thereof, one hundred percent (100%) of any said tax or excise shall be included in the definition of Taxes and Tenant shall pay its proportionate share as additional rent.

5.4. Installment Election. In the case of any Taxes which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or such assessment to be paid in installments over the maximum period permitted by law.

5.5. Estimate of Tenant’s Share of Taxes. Prior to the commencement of each calendar year during the Term, or as soon thereafter as reasonably practicable, Landlord shall notify Tenant in writing of Landlord’s estimate of the amount of Taxes which will be payable by Tenant for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord in advance, together with Base Rent, one-twelfth (1/12th) of the estimated amount; provided, however, if Landlord fails to notify Tenant of the estimated amount of Tenant’s share of Taxes for the ensuing calendar year prior to the end of the current calendar year, Tenant shall be required to continue to pay to Landlord each month in advance Tenant’s estimated share of Taxes on the basis of the amount due for the immediately prior month until ten (10) days after Landlord notifies Tenant of the estimated amount of Tenant’s share of Taxes for the ensuing calendar year. If at any time it appears to Landlord that Tenant’s share of Taxes payable for the current calendar year will vary from Landlord’s estimate, Landlord may give notice to Tenant of Landlord’s revised estimate for the year, and subsequent payments by Tenant for the year shall be based on the revised estimate.

5.6. Annual Adjustment. Within one hundred twenty (120) days after the close of each calendar year during the Term, or as soon after the one hundred twenty (120) day period as reasonably practicable, Landlord shall deliver to Tenant a statement of the adjustment to the Taxes for the prior calendar year. If, on the basis of the statement, Tenant owes an amount that is less than the estimated payments for the prior calendar year previously made by Tenant, Landlord shall apply the excess to the next payment of Taxes due, or, if the Lease has ended, shall pay the excess to Tenant within thirty (30) days after such determination, which shall not be unreasonably delayed. If, on the basis of the statement, Tenant owes an amount that is more than the amount of the estimated payments made by Tenant for the prior calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. The year-end statement shall be binding upon Tenant unless Tenant notifies Landlord in writing of any objection thereto within thirty (30) days after Tenant’s receipt of the year end statement. In addition, if, after the end of any calendar year or any annual adjustment of Taxes for a calendar year, any Taxes are assessed or levied against the Premises, Building or Project that are attributable to any period within the Term (e.g., supplemental taxes or escaped taxes), Landlord shall notify Tenant of its share of such additional Taxes and Tenant shall pay such amount to Landlord within thirty (30) days after Landlord’s written request therefor.

5.7. Personal Property Taxes. Tenant shall pay or cause to be paid, not less than ten (10) days prior to delinquency, any and all taxes and assessments levied upon all of Tenant’s trade fixtures, inventories and other personal property in, on or about the Premises. When possible, Tenant shall cause Tenant’s personal property to be assessed and billed separately from the real or personal property of Landlord. On request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment of Tenant’s business personal property taxes and deliver copies of such business personal property tax bills to Landlord.

5.8. Taxes on Tenant Improvements. Notwithstanding any other provision hereof, Tenant shall pay to Landlord the full amount of any increase in Taxes during the Term resulting from any and all alterations and tenant improvements of any kind whatsoever placed in, on or about or made to the Premises, Building or Project for the benefit of, at the request of, or by Tenant.

6. Operating Expenses.

6.1. Obligation to Pay Operating Expenses. Commencing on the Commencement Date and on the first day of each calendar month thereafter during the Term, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12) of Landlord’s estimate (subject to adjustment from time to time) of Tenant’s Building Percentage Share of Operating Expenses attributable to the ownership, operation, repair and/or maintenance of the Building. Although most Operating Expenses for the Project shall be allocated among all Buildings in the Project on a pro rata basis, Landlord has the right to allocate certain Operating Expenses incurred in connection with the ownership, operation, repair and/or maintenance of the Project to one or more particular buildings within the Project to the extent that it is reasonable to do so based upon the nature of the expense.

6.2. Definition of Operating Expenses. The term “Operating Expenses” shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, repair and/or maintenance of the Building, Common Areas and/or Project and the supporting facilities, including, without limitation: (A) all maintenance, janitorial and security costs, (B) costs for all materials, supplies and equipment; (C) all costs of water, heat, gas power, electricity, refuse collection, parking lot sweeping, landscaping, and other utilities and services provided or allocated to the Building and the Common Areas; (D) all reasonable property management expenses not in excess of 3.5% of gross rents, including, without limitation, all property management fees and all expense and cost reimbursements, (E) all costs of alterations or improvements to the Building or Common Areas made to achieve compliance with federal, state and local law including, without limitation, the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.), or to reduce Operating Expenses or improve the operating efficiency of the Building or the Project, all of which costs will be amortized over the useful life of such alteration or improvement as reasonably determined by Landlord, together with interest upon the unamortized balance at the Interest Rate or such other higher rate as may have been paid by Landlord on funds borrowed for the purpose of making the alterations or improvements; (F) commercially reasonable premiums for insurance maintained by Landlord pursuant to this Lease or with respect to the Building and the Project; (G) costs for repairs, replacements, uninsured damage or commercially reasonable insurance deductibles and general maintenance of the

Building, Common Areas and Project, but excluding any repairs or replacements paid for out of insurance proceeds or by other parties; (H) all costs incurred by Landlord for making any capital improvements or structural repairs to the Building or the Common Areas, which costs will be amortized over the useful life of such improvement, repair or modification as reasonably determined by Landlord, together with interest upon the unamortized balance at the Interest Rate or such other higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing the improvements or making the improvements or repairs; (I) all costs of maintaining machinery, equipment and directional signage or other markers; and (J) the share allocable to the Building of dues and assessments payable under any reciprocal easement or common area maintenance agreements or declarations or by any owners associations affecting the Building or the Project. Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall not include Taxes, or any of the following:

•

Any “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Project, or vacant leasable space in the Project.

•	Depreciation; principal payments of mortgage and other non-operating debts of Landlord.

•	Loan principal payments or interest expenses on long-term borrowings.

•	Real estate brokerage and leasing commissions.

•	Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.

•	The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.

•	Advertising and promotional expenditures.

•	The cost of any new item (not replacement or upgrading of an existing item) which, by generally accepted accounting principles, should be capitalized (except as expressly permitted above).

•

All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses.

•

Any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing as of the date of this Lease in or about the Building, Common Areas or Project except to the extent such removal, cleaning, abatement or remediation is related to the general repair and maintenance.

•	Any expenses for which Landlord has received actual reimbursement (other than through Operating Expenses or Taxes).

•

Brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with the origination or closing of any financing or refinancing or transfer of the Building or Project.

•

Costs incurred by Landlord for the repair of damage to the Building or Project, to the extent that Landlord is reimbursed for such costs by insurance proceeds, condemnation proceeds, contractor warranties, guarantees, judgments or other third party sources.

•

Sums (other than management fees, it being agreed that the management fees included in Operating Expenses are as described in Section 6.2 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

•	Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable Regulations.

•	The cost of operating any commercial concession which is operated by Landlord at the Building or Project.

6.3. Less Than Full Occupancy. If the Building or the Project are less than ninety-five percent (95%) occupied during any year of the Term, Operating Expenses for each such calendar year shall be adjusted to equal Landlord’s reasonable estimate of Operating Expenses as though ninety-five percent (95%) of the total rentable area of the Building and/or the Project as applicable had been occupied.

6.4. Estimates of Operating Expenses. Tenant shall pay its share of Operating Expenses based on Landlord’s estimate for the then-current calendar year. If at any time (but not more than twice in any given calendar year) it appears to Landlord that Tenant’s share of Operating Expenses payable for the current calendar year will vary from Landlord’s estimate, Landlord may give notice to Tenant of Landlord’s revised estimate for the calendar year, and subsequent payments by Tenant for the calendar year shall be based on the revised estimate. Within one hundred twenty (120) days after the close of each calendar year, or as soon after such 120-day period as practicable, Landlord shall deliver to Tenant a statement in reasonable detail of the actual amount of Operating Expenses payable by Tenant for such calendar year. Landlord’s failure to provide such statement to Tenant within the 120-day period shall not act as a waiver and shall not excuse Tenant or Landlord from making the adjustments to reflect actual costs as provided herein. If on the basis of such statement Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit such excess against the next payment of Operating Expenses due, or refund such excess in cash within thirty (30) days of such determination, if the Lease has terminated. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. In addition, if, after the end of any calendar year or any annual adjustment of Operating Expenses for a calendar year, Operating Expenses are incurred or billed to Landlord that are attributable to any period within the Term (e.g., sewer district flow fees), Landlord shall notify Tenant of its share of such additional Operating Expenses and Tenant shall pay such amount to Landlord within thirty (30) days after Landlord’s written request therefor. The obligations of Landlord and Tenant under this Section 6.4 with respect to the reconciliation between the estimated and actual amounts of Operating Expenses payable by Tenant for the last year of the Term shall survive the termination of this Lease.

6.5. Payment at End of Term. Any amount payable by Tenant which would not otherwise be due until after the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be estimated by Landlord with an adjustment to be made once the exact amount is known.

6.6. Right to Audit. Within 90 days after receipt of Landlord’s statement, Tenant shall have the right to audit at Landlord’s local offices, at Tenant’s expense, Landlord’s accounts and records relating to Taxes and Operating Expenses. Such audit shall be conducted by a certified public accountant paid on a non-contingent basis and approved by Landlord, which approval shall not be unreasonably withheld. If such audit reveals that Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within thirty (30) days after the audit is concluded, together with interest thereon at the Interest Rate, from the date the statement was delivered to Tenant until payment of the overcharge is made to Tenant. In addition, if Tenant was overcharged by more than 5%, the cost of the audit shall be paid by Landlord.

7. Permitted Use.

7.1. Use and Compliance with Laws. The Premises shall be used and occupied by Tenant solely for the Permitted Use set forth in the Basic Lease Information. Tenant shall, at Tenant’s expense, comply promptly with all applicable federal, state and local laws, regulations, ordinances, rules, orders, and requirements (“Laws”) in effect during the Term relating to the condition, use or occupancy of the Premises; provided that nothing contained herein shall require Tenant, with respect to the Common Areas or the Premises, to comply with Laws which require structural alterations, capital improvements or the installation of new or additional mechanical, electrical, plumbing or life safety systems on a Building-wide basis without reference to the specific use of the Premises or Tenant’s Alterations. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance, or that unreasonably disturbs other tenants of the Building or Project, nor shall Tenant place or maintain any signs, antennas, awnings, lighting or plumbing fixtures, loudspeakers, exterior decoration or similar devises on the Building or the Project or visible from the exterior of the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Tenant shall not use any corridors, sidewalks, stairs, elevators or other areas outside of the Premises for storage or any purpose other than access to the Premises. Tenant shall not use, keep or permit to be used or kept on the Premises any foul or noxious gas or substance, nor shall Tenant do or permit to be done anything in and about the Premises, either in connection with activities hereunder expressly permitted or otherwise, which would cause an increase in premiums for or a cancellation of any policy of insurance (including fire insurance) maintained by Landlord in connection with the Premises, Building or Project or which would violate the terms of any covenants, conditions or restrictions, the design guidelines, the sign guidelines affecting the Building or the land on which it is located, or the Rules (as the term is defined under Section 7.4.2 below).

7.2. Signs. Tenant shall not attach or install any sign to or on any part of the outside of the Premises, the Building or the Project, or in the halls, lobbies, windows or elevator banks of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Any signage approved by Landlord shall be subject to prior approval of and conformance with the requirements of the design review committee of the Project and the design review agency of the applicable city and/or county. Tenant, at its sole cost and expense, shall (i) maintain all permitted signage in good condition and repair, and (ii) remove such signage upon expiration or earlier termination of this Lease and restore the Building and the Project to their condition existing immediately prior to the placement or erection of said sign or signs in such a condition that no discoloration or other evidence of the prior sign appears on the Building where the sign previously was affixed. If Tenant fails to do so, Landlord may maintain, repair and/or remove such signage and restore the Building and or Project to its original condition without notice to Tenant and at Tenant’s expense, the cost of which shall be payable by Tenant as additional rent. Landlord, at its sole cost and expense, shall install directory and monument placards on the existing signage directory and monuments serving the Building, identifying Tenant as the occupant of the Building. Notwithstanding the foregoing, Tenant shall have the right to install, at its sole cost and expense, one (1) exterior sign with its trade name on the façade of the Building. The design and specific location of the sign shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall obtain all required building permits and other authorizations from the City in which the Premises are located and all other agencies having jurisdiction over the Building. The sign shall comply with Landlord’s signage program for the Building and any applicable codes, laws, ordinances, rules and regulations. Tenant shall maintain the sign in first class condition and repair, including repainting and replacing as reasonably necessary. Tenant shall remove the sign upon the expiration or earlier termination of the Lease, shall repair any damage to the Building in connection therewith, and shall return the Building to its condition prior the installation of the sign. Without limiting the foregoing, Tenant shall repaint the Building as necessary to eliminate any “ghosting” or visible outline of the sign’s former location following its removal. Landlord shall bear no cost or expense in connection with Tenant’s Façade sign, and Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liability, damages, judgments, costs and expenses (including reasonable attorneys’ fees) that Landlord may suffer or incur as a result or arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the sign.

7.3. Suitability. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or Building with respect to the suitability or fitness of either for the conduct of Tenant’s business or for any other purpose.

7.4. Use of Common Areas.

7.4.1. Right to Use Common Areas. Landlord gives Tenant and its authorized employees, agents, customers, representatives and invitees the nonexclusive right to use the Common Areas with others who are entitled to use the Common Areas, subject to Landlord’s rights as set forth in this Section 7.4.

7.4.2. Rules. All Common Areas shall be subject to the exclusive control and management of Landlord and Landlord shall have the right to establish, modify, amend and enforce reasonable rules and regulations with respect to the Common Areas. Tenant acknowledges receipt of a copy of the current rules and regulations (the “Rules”) attached hereto as Exhibit D, and agrees that they may, from time to time, be modified or amended by Landlord in a commercially reasonable manner. Tenant agrees to abide by and conform with the Rules; to cause its concessionaires and its and their employees and agents to abide by the Rules; and to use its best efforts to cause its customers, invitees and licensees to abide by the Rules. Notwithstanding anything to the contrary contained in this Lease or the Rules, in the event of a conflict in the provisions of this Lease and the Rules, the provisions of this Lease shall prevail.

7.4.3. Use. Provided that Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use, Landlord shall have the right to close temporarily any portion of the Common Areas for the purpose of discouraging use by parties who are not tenants or customers of tenants; to use portions of the Common Areas while engaged in making additional improvements or repairs or alterations to the Building or the Project; to use or permit the use of the Common Areas by others to whom Landlord may grant or have granted such rights; and to do and perform such acts in, to, and with respect to, the Common Areas as in the use of good business judgment Landlord shall determine to be appropriate for the Project.

7.4.4. Change in Common Areas. Landlord shall have the right to increase or reduce the Common Areas, provided the Project meets the parking requirement under Section 7.6 below.

7.4.5. Recycling. Tenant shall cooperate with Landlord and other tenants in the Project in recycling waste paper, cardboard or such other materials identified under any trash recycling program that may be established in order to reduce trash collection costs.

7.5. Environmental Matters.

7.5.1. Hazardous Materials. The term “Hazardous Materials” as used herein means any petroleum products, asbestos, polychlorinated biphenyls, P.C.B.’s, or chemicals, compounds, materials, mixtures or substances that are now or hereafter defined or listed in, or otherwise classified as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity pursuant to any federal, state or local environmental law, regulation, ordinance, resolution, order or decree relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, release, disposal or transportation of the same (“Hazardous Materials Laws”).

7.5.2. Tenant’s Covenants. Except for ordinary office supplies and janitorial cleaning materials which in common business practice are customarily and lawfully used, stored and disposed of in small quantities, Tenant shall not use, manufacture, store, release, dispose or transport any Hazardous Materials in, on, under or about the Premises, the Building or the Project without giving prior written notice to Landlord and obtaining Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion. Tenant shall at its own expense procure, maintain in effect, and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required in connection with Tenant’s generation, use, storage, disposal and transportation of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Premises to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant shall not maintain or install in, on, under or about the Premises, the Building or the Project any above or below ground storage tanks, clarifiers or sumps, nor any wells for the monitoring of ground water, soils or subsoils.

7.5.3. Notice. Tenant shall immediately notify Landlord in writing of: (a) any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Law; (b) any claim made or threatened by any person or entity against Tenant or the Premises relating to damage, contribution, cost, recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any reports, information, inquiries or demands made, ordered, or received by or on behalf of Tenant which arise out of or in connection with the existence or potential existence of any Hazardous Materials in, on, under or about the Premises, the Building or the Project, including, without limitation, any complaints, notices, warnings, asserted violations, or mandatory or voluntary informational filings with any governmental agency in connection therewith, and immediately supply Landlord with copies thereof.

7.5.4. Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold harmless Landlord, and each of Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, lenders, successors and assigns, from and against any and all claims, liabilities, damages, fines, penalties, forfeitures, losses, cleanup and remediation costs or expenses (including attorneys’ fees) or death of or injury to any person or damage to any property whatsoever, arising from or caused in whole or in part, directly or indirectly, by (i) the use, analysis, generation, manufacture, storage, release, disposal, or transportation of Hazardous Materials by Tenant and Tenant’s agents, employees, contractors, licensees or invitees to, in, on, under, about or from the Premises, the Building or the Project, or (ii) Tenant’s failure to comply with any Hazardous Materials Law. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup, detoxification or decontamination of the Premises, the Building, or the Project and the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of this Lease.

7.5.5. Landlord’s Rights. Landlord shall have the right to enter the Premises at all times upon reasonable prior notice of not less than twenty four (24) hours for the purposes of ascertaining compliance by Tenant with all applicable Hazardous Materials Laws; provided, however, that in the instance of an emergency no notice shall be required. If Tenant fails to comply with any of the provisions under this Section 7.5, Landlord shall have the right (but not the obligation) to remove or otherwise cleanup any Hazardous Materials from the Premises, the Building or the Project. In such case, the costs of any Hazardous Materials investigation, removal or other cleanup (including, without limitation, transportation, storage, disposal and attorneys’ fees and costs) will be additional rent due under this Lease, whether or not a court has ordered the cleanup, and will become due and payable on demand by Landlord.

7.6. Parking. Landlord grants to Tenant and Tenant’s customers, suppliers, employees and invitees during the Term the right to use in the parking areas designated on Exhibit A-2 the number of parking spaces stated in the Basic Lease Information on a non-exclusive basis for the use of motor vehicles, subject to rights reserved to Landlord as specified in this Section 7.6. Landlord reserves the right to grant similar nonexclusive rights to other tenants so long as Tenant’s minimum parking ratio is maintained; to promulgate rules and regulations relating to the use of the including parking area; to make changes in the parking layout from time to time; and to do and perform any other acts in and to these areas and improvements as Landlord determines to be advisable, provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s use. Tenant agrees not to overburden the parking facilities and to abide by and conform with the rules and regulations and to cause its employees and agents to abide by and conform to the rules and regulations. Upon request, Tenant shall use reasonable efforts (i) to provide Landlord with license plate numbers of all vehicles driven by its employees and (ii) to cause Tenant’s employees to park only in spaces specifically designated for tenant parking. Landlord shall have the unqualified right to rearrange or reduce the number of parking spaces; provided, however, the ratio of the number of parking spaces available to Tenant will be no less than 3.8 spaces per 1,000 rentable square feet of the Premises.

8. Services.

8.1. Utilities and Services. Landlord shall (i) furnish the Premises with electricity for lighting fixtures and office machines, water, heat and air conditioning, and (ii) provide daily janitorial service to the Building Common Areas on normal business days (except that if Tenant becomes the sole occupant of the entire Building, then Tenant shall contract directly with a janitorial provider at Tenant’s sole cost for janitorial service for the Building). Tenant shall be responsible at its sole cost and expense for contracting directly for janitorial services in the Premises. If Landlord reasonably determines that Tenant is using materially more electricity or water than a typical office tenant, then Landlord shall have the right, at Tenant’s sole cost and expense, to install separate metering for all electricity and water to the Premises or, in the alternative, for any equipment exclusively serving the Premises other than normal desk-top equipment (i.e., server rooms, lab equipment, etc.). In addition, Tenant shall reimburse Landlord within ten (10) days after Landlord’s written request for the cost of providing heat and air conditioning to the Premises in excess of that required for normal office use or during other than usual business hours (7:00 am to 6:00 pm, Monday through Friday, holidays excepted) and the cost of providing power to the Premises for other than normal desk-top office equipment (i.e., server rooms, lab equipment, etc.).

8.2. No Liability. Landlord shall not be in default hereunder or be liable for any damages or personal injuries to any person directly or indirectly resulting from, nor shall there be any Rent abatement by reason of, any interruption or curtailment whatsoever in utility services, unless Tenant’s use or occupancy of the Premises is substantially impaired by an interruption or curtailment caused by Landlord for a period of more than five (5) consecutive business days, in which event Rent shall abate until such substantial impairment ceases.

9. Maintenance and Repairs.

9.1. Tenant’s Repairs and Maintenance. Tenant shall, at Tenant’s expense, maintain the Premises in good order, condition and repair, including without limitation, (i) all interior surfaces, ceilings, walls, door frames, window frames, floors, carpets, draperies, window coverings and fixtures, (ii) all windows, doors, locks and closing devices, entrances, plate glass, and signs, (iii) all phone lines, the portion of the electrical system exclusively serving the Premises including wiring, equipment, switches, outlets and light bulbs, (iv) all of Tenant’s personal property, improvements and alterations, and (v) all other fixtures and special items installed by or for the benefit of, or at the expense of Tenant. Tenant, at its expense, shall maintain in good operating condition and repair, all heating, ventilating, and air conditioning equipment exclusively serving the Premises, and the portion of the plumbing system exclusively serving the Premises. Tenant shall keep in force a preventive maintenance contract with a qualified maintenance company acceptable to Landlord covering all heating, ventilating and air conditioning equipment exclusively serving the Premises and shall annually provide Landlord with a copy of this contract. Tenant shall not enter onto the roof area of the Building, except for the purpose of installing, and maintaining the heating, ventilating, and air conditioning equipment and solar panels permitted under the terms of this Lease. Tenant shall repair any damage to the roof area caused by its entry.

9.2. Landlord’s Repairs and Maintenance. Landlord shall keep in good condition and repair the foundation, roof structure, exterior walls and other structural parts of the Building, the Building Common Areas, and all Building systems, including electrical, mechanical, plumbing, fire/life safety and HVAC systems. Tenant expressly waives the benefits of any statute, including Civil Code Sections 1941 and 1942, which would afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease due to Landlord’s failure to keep the Building in good order, condition and repair. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as the result of Landlord performing any such maintenance and repair work, provided Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use.

9.3. Failure to Repair or Maintain. In the event Tenant fails to perform Tenant’s obligations under this Section 9, Landlord may, but shall not be required to, give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant shall fail to commence such work and diligently prosecute it to completion, then Landlord shall have the right (but not the obligation) to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amounts so expended by Landlord will be additional rent due under this Lease, and such amounts will become due and payable on demand by Landlord. Landlord shall have no liability to Tenant for any such damages, inconvenience or interference with the use of the Premises by Tenant as a result of performing such work.

9.4. Surrender of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair, ordinary wear and tear excepted. The term “ordinary wear and tear” as used herein shall mean wear and tear which manifests itself solely through normal intensity of use and passage of time consistent with the employment of commercially prudent measures to protect finishes and components from damage and excessive wear, the application of regular and appropriate preventative maintenance practices and procedures, routine cleaning and servicing, waxing, polishing, adjusting, repair, refurbishment and replacement at a standard of appearance and utility and as often as appropriate for Class A corporate and professional office occupancies in the Petaluma office market. The term “ordinary wear and tear” would thus encompass the natural fading of painted surfaces, fabric and materials over time, and carpet wear caused by normal foot traffic. To the extent that such wear and tear exceeds the normal Class A office occupancy standards of the Petaluma office market, such would be considered items of deferred maintenance indicative of a degradation of the improvements. The term “ordinary wear and tear” shall not include any damage or deterioration that could have been prevented by Tenant’s employment of ordinary prudence, care and diligence in the occupancy and use of the Premises and the performance of all of its obligations under this Lease. Items not considered reasonable wear and tear hereunder include the following for which Tenant shall bear the obligation for repair and restoration (except to the extent caused by the negligence or willful misconduct of Landlord or its employees or agents) (i) excessively soiled, stained, worn or marked surfaces or finishes; (ii) damage, including holes in building surfaces (e.g., cabinets, doors, walls, ceilings and floors) caused by the installation or removal of Tenant’s trade fixtures, furnishings, decorations, equipment, alterations, utility installations, security systems, communications systems (including cabling, wiring and conduits), displays and signs; and (iii) damage to any component, fixture, hardware, system or component part thereof within the Premises, and any such damage to the Building or Project, caused by Tenant or its agents, contractors or employees, and not fully recovered by Landlord from insurance proceeds. Tenant, at its sole cost and expense, agrees to repair any damages to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, signs, machinery, equipment, cabinetwork, furniture, moveable partitions or permanent improvements or additions, including without limitation thereto, repairing the floor and patching and painting the walls where required by Landlord to Landlord’s reasonable satisfaction. Tenant shall indemnify Landlord against any loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation, any claims made by any succeeding tenant resulting from such delay.

10. Alterations.

10.1. Consent Required. Tenant shall not make any alterations, improvements or additions (each, an “Alteration”) in, on or about the Premises without Landlord’s prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion. Notwithstanding the foregoing, Tenant may make Alterations without Landlord’s prior written consent where (i) the reasonably estimated cost of the Alteration and together with the cost of any other Alteration made during the immediately preceding twelve (12) months does not exceed $25,000, and (ii) such Alterations do not affect or involve the structural integrity, roof membrane, exterior areas, building systems or water-tight nature of the Premises, Building or Project. In requesting Landlord’s consent, Tenant shall, at Tenant’s sole cost, submit to Landlord complete drawings and specifications describing the Alteration and the identity of the proposed contractor.

10.2. Conditions.

10.2.1. Notice. Before commencing any work relating to Alterations, Tenant shall notify Landlord of the expected date of commencement thereof and of the anticipated cost thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Premises such notices as Landlord reasonably deems necessary to protect the Premises and Landlord from mechanics’ liens or any other liens.

10.2.2. Liens. Tenant shall pay when due all claims for labor or materials furnished to Tenant for use in the Premises. Tenant shall not permit any mechanics’ liens or any other liens to be levied against the Premises for any labor or materials furnished to Tenant in connection with work performed on the Premises by or at the direction of Tenant. Tenant shall indemnify, hold harmless and defend Landlord (by counsel reasonably satisfactory to Landlord) from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant on demand with interest at the Interest Rate.

10.2.3. Compliance with Laws. All Alterations in or about the Premises performed by or on behalf of Tenant shall be done in a first-class, workmanlike manner, shall not unreasonably lessen the value of leasehold improvements in the Premises, and shall be completed in compliance with all applicable laws, ordinances, regulations and orders of any governmental authority having jurisdiction thereover, as well as the requirements of insurers of the Premises and the Building.

10.2.4. Labor Disputes. Upon Landlord’s request, Tenant shall remove any contractor, subcontractor or material supplier from the Premises and the Building if the work or presence of such person or entity results in labor disputes in or about the Building or Project or damage to the Premises, Building or Project.

10.2.5. Americans with Disabilities Act. Landlord, at Landlord’s sole discretion, may refuse to grant Tenant permission for Alterations that require, because of application of Americans with Disabilities Act or other laws, substantial improvements or alterations to be made to the Common Areas, unless Tenant agrees to pay the cost thereof.

10.2.6. End of Term. Landlord, by written notice given concurrently with the grant of Landlord’s consent to installation, may require that Tenant, at Tenant’s expense, remove any Alterations prior to or upon the expiration of this Lease, and restore the Premises to their condition prior to such Alterations. Unless Landlord requires their removal, as provided above, all Alterations made to the Premises shall become the property of Landlord and remain upon and be surrendered with the Premises upon the expiration of this Lease; provided, however, that Tenant’s machinery, equipment and trade fixtures, other than any which may be affixed to the Premises so that they cannot be removed without material damage to the Premises, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 9.4 above.

11. Insurance and Indemnity.

11.1. Insurance. Tenant shall obtain and maintain during the Term the following insurance:

11.1.1. Commercial General Liability Insurance. Commercial general liability insurance (occurrence form) having a combined single limit of not less than $2,000,000 per occurrence and $2,000,000 aggregate, providing coverage for, among other things, blanket contractual liability, premises, product/completed operations and personal injury coverage (in a form, with a deductible amount, and with carriers reasonably acceptable to Landlord).

11.1.2. Automobile Liability Insurance. Comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence, and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired, borrowed or non-owned automobiles;

11.1.3. Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by state statute and federal statute, if applicable, and covering all persons employed by Tenant in the conduct of its operations on the Premises (including the all states endorsement and, if applicable, the volunteers endorsement), together with employer’s liability insurance coverage in the amount of at least Two Million Dollars ($2,000,000);

11.1.4. Property Insurance. “Special Form” property insurance (or its equivalent if “Special Form” property insurance is not available), including vandalism and malicious mischief, boiler and machinery comprehensive form, if applicable, and endorsement for earthquake sprinkler damage, each covering damage to or loss of Tenant’s personal property, fixtures and equipment, including electronic data processing equipment (“EDP Equipment”), media and extra expense, and all alterations, additions and improvements made by or at the request of Tenant to the Premises other than those tenant improvements owned by Landlord (and coverage for the full replacement cost thereof). EDP Equipment, media and extra expense shall be covered for perils insured against in the so-called “EDP Form”. If the property of Tenant’s invitees is to be kept in the Premises, warehouser’s legal liability or bailee customers insurance for the full replacement cost of such property; and

11.1.5. Additional Insurance. Any such other insurance as Landlord or Landlord’s lender may reasonably require.

11.2. General. The insurance carrier shall be authorized to do business in the State of California, with a policyholders and financial rating of at least A:IX Class status as rated in the most recent edition of Best’s Key-Rating guide. Tenant’s commercial general liability insurance policy shall be endorsed to provide that (i) Landlord is designated as an additional insured, and (ii) such insurance is primary with respect to Landlord and that any other insurance maintained by Landlord is excess and noncontributing with such insurance. If, in the opinion of Landlord’s lender or in the commercially reasonable opinion of Landlord’s insurance adviser, the specified amounts of coverage are no longer adequate, such coverage shall, within thirty (30) days’ written notice to Tenant (but in no event sooner than the next policy renewal), be appropriately increased. Prior to the commencement of the Term, Tenant shall deliver to Landlord a duplicate of such policy or a certificate thereof to Landlord for retention by it with endorsements. Within fourteen (14) days following the policy renewal date, Tenant shall deliver to Landlord a replacement or renewal binder, followed by a certificate of insurance and copies of endorsements within a reasonable time thereafter. If Tenant fails to obtain such insurance or to furnish Landlord any such duplicate policy or certificate as herein required, Landlord may, at its election, with at least ten (10) days prior written notice to Tenant and without any obligation to do so, procure and maintain such coverage and Tenant shall reimburse Landlord on demand as additional rent for any premium so paid by Landlord.

11.3. Waiver of Claims. Landlord waives all claims against Tenant and Tenant’s officers, directors, partners, employees, agents and representatives for loss or damage to the extent that such loss or damage is insured against under any valid and collectable insurance policy insuring Landlord or would have been insured against but for any deductible amount under any such policy. Tenant waives all claims against Landlord and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns, for loss or damage to the extent such loss or damage is insured against under any valid and collectable insurance policy insuring Tenant or required to be maintained by Tenant under this Lease, or would have been insured against but for any deductible amount under any such policy. The insuring party shall, upon obtaining the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. Tenant agrees that in the event of a sale, assignment or transfer of the Premises by Landlord, this waiver of subrogation shall continue in favor of the original Landlord and any subsequent Landlord.

11.4. Landlord’s Insurance. During the Term, Landlord shall keep the Building insured against loss or damage by fire, with extended coverage and vandalism, malicious mischief and special extended perils (all risk) endorsements or their equivalents, in amounts not less than one hundred percent (100%) of the replacement cost of the Building and structures insured. Landlord may maintain rent insurance, for the benefit of Landlord, equal to at least one year’s Base Rent hereunder. If this Lease is terminated as a result of damage by fire, casualty or earthquake, all insurance proceeds shall be paid to and retained by Landlord, subject to the rights of any authorized encumbrancer of Landlord.

11.5. Earthquake and Flood. Tenant acknowledges that Landlord does not, at the time of the signing of this Lease, insure the Building for earthquake or flood damage. Landlord may, when Landlord deems the premiums to be reasonable, insure the Building fully or partially for earthquake and/or flood damage. At such time, the premium for earthquake and/or flood insurance will be added to the Operating Expenses for purposes of determining additional rent.

11.6. Indemnity. Tenant waives all claims against Landlord for any injury to Tenant’s business or loss of income there from, damage to any property or injury to or death of any person in, on, or about the Premises, the Building, or any other portion of the Project arising at any time and from any cause, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. Tenant shall indemnify, defend (by counsel reasonably satisfactory to Landlord) and hold harmless Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns, from and against all claims, costs, damages, actions, indebtedness and liabilities (except such as may arise from the negligence or willful misconduct of Landlord, and Landlord’s officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, principals, agents, representatives, successors and assigns) arising by reason of any death, bodily injury, personal injury, property damage or any other injury or damage in connection with (i) Tenant’s use or occupancy of the Premises, (ii) any condition or occurrence in or about or resulting from any condition or occurrence in or about the Premises during the Term, or (iii) any act or omission of Tenant, or Tenant’s agents, representatives, officers, directors, shareholders, partners, employees, successors and assigns, wherever it occurs. Landlord shall protect, indemnify and hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the Project to the extent that such injury or damage shall be caused by or arise from the gross negligence or willful misconduct of Landlord or any of Landlord’s agents or employees. The foregoing indemnity obligations shall include reasonable attorneys’ fees, and all other reasonable costs and expenses incurred by the indemnified party from the first notice that any claim or demand is to be made. The provisions of this Section 11.6 shall survive the termination or expiration of this Lease with respect to any damage, injury, or death occurring prior to such expiration or termination.

12. Damage or Destruction.

12.1. Landlord’s Obligation to Rebuild. Subject to the provisions of Sections 12.2, 12.3 and 12.4 below, if, during the Term, the Premises are totally or partially destroyed from any insured casualty, Landlord shall, within ninety (90) days after the destruction, commence to restore the Premises to substantially the same condition as they were in immediately before the destruction and prosecute the same diligently to completion. Such destruction shall not terminate this Lease. Landlord’s obligation shall not include repair or replacement of Tenant’s alterations or Tenant’s equipment, furnishings, fixtures and personal property. If the existing laws do not permit the Premises to be restored to substantially the same condition as they were in immediately before destruction, and Landlord is unable to get a variance to such laws to permit the commencement of restoration of the Premises within the 90-day period, then either party may terminate this Lease by giving written notice to the other party within thirty (30) days after expiration of the 90-day period.

12.2. Right to Terminate. Landlord shall have the option to terminate this Lease if the Premises or the Building is destroyed or damaged by fire or other casualty, regardless of whether the casualty is insured against under this Lease, if Landlord reasonably determines that (i) there are insufficient insurance proceeds made available to Landlord to pay all of the costs of the repair or restoration or (ii) the repair or restoration of the Premises or the Building cannot be completed within two hundred seventy (270) days after the date of the casualty. If Landlord elects to exercise the right to terminate this Lease as a result of a casualty, Landlord shall exercise the right by giving Tenant written notice of its election to terminate this Lease within forty-five (45) days after the date of the casualty, in which event this Lease shall terminate fifteen (15) days after the date of the notice. If Landlord does not exercise its right to terminate this Lease, Landlord shall promptly commence the process of obtaining all of the necessary permits and approvals for the repair or restoration of the Premises or the Building as soon as practicable and thereafter prosecute the repair or restoration of the Premises or the Building diligently to completion and this Lease shall continue in full force and effect. Tenant shall have the option to terminate this Lease if the Premises or the Building is destroyed or damaged by fire or other casualty, regardless of whether the casualty is insured against under this Lease, if Landlord notifies Tenant that Landlord has determined that the repair or restoration of the

Premises or the Building cannot be completed within one hundred eighty (180) days after the date of the casualty.

12.3. Last Year of Term. In addition to rights to terminate this Lease under Section 12.2, either party shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to the other if the Premises or Building is substantially destroyed or damaged during the last twelve (12) months of the Term. The terminating party shall notify the other party in writing of its election to terminate this Lease under this Section 12.3, if at all, within forty-five (45) days after the Premises or Building has been substantially destroyed. If neither party elects to terminate this Lease, the repair of the Premises or Building shall be governed by Sections 12.1, 12.2 and 12.4.

12.4. Uninsured Casualty. If the Premises are damaged from any uninsured casualty to any extent whatsoever, Landlord may within ninety (90) days following the date of such damage: (i) commence to restore the Premises to substantially the same condition as they were in immediately before the destruction and prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect; or (ii) within the 90-day period Landlord may elect not to so restore the Premises, in which event this Lease shall cease and terminate. In either such event, Landlord shall give Tenant written notice of its intention within the 90-day period.

12.5. Abatement of Rent. In the event of destruction or damage to the Premises which materially interferes with Tenant’s use of the Premises, if this Lease is not terminated as above provided, there shall be an abatement or reduction of Rent between the date of destruction and the date Landlord substantially completes its reconstruction obligations, based upon the extent to which the destruction materially interferes with Tenant’s use of the Premises. All other obligations of Tenant under this Lease shall remain in full force and effect. Except for abatement of Rent, Tenant shall have no claim against Landlord for any loss suffered by Tenant due to damage or destruction of the Premises or any work of repair undertaken as herein provided.

12.6. Waiver. The provisions of California Civil Code Sections 1932(2) and 1933(4), and any successor statutes, are inapplicable with respect to any destruction of the Premises, such sections providing that a lease terminates upon the destruction of the Premises unless otherwise agreed between the parties to the contrary.

13. Eminent Domain.

13.1. Condemnation. If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or sold in lieu of condemnation (“Condemned”), this Lease shall terminate as to the part so taken as of the date of title vesting in such proceeding. In the case of a partial condemnation of greater than fifty percent (50%) of the rentable area of the Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by notice to the other within thirty (30) days after the date of title vesting in such proceeding. In the event of a partial condemnation of the Premises which does not result in a termination of this Lease, the monthly Base Rent thereafter to be paid shall be equitably reduced on a rentable square footage basis. If the continued occupancy of Tenant is materially interfered with for any time during the partial taking, notwithstanding the partial taking does not terminate this Lease as to the part not so taken, the Base Rent shall proportionately abate so long as Tenant is not able to continuously occupy the part remaining and not so taken.

13.2. Award. If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid in connection with such condemnation, and Tenant waives any right or claim to any part thereof from Landlord or the condemning authority. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all costs which Tenant might incur in moving Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location.

14. Assignment and Subletting.

14.1. Assignment and Subletting; Prohibition. Except in connection with a “Permitted Transfer” (defined below), Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease, in whole or in part (each hereinafter referred to as an “assignment”), nor sublet or permit occupancy by any party other than Tenant of all or any part of the Premises (each hereinafter referred to as a “sublet” or “subletting”), without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant’s obligation to pay Base Rent and additional rent hereunder. Any purported assignment or subletting contrary to the provisions of this Lease without Landlord’s prior written consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for obtaining Landlord’s consent to any subsequent assignment or subletting. Landlord may consent to any subsequent assignment or subletting, or any amendment to or modification of this Lease with the assignees of Tenant, without notifying Tenant or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of any liability under this Lease. As additional rent hereunder, Tenant shall reimburse Landlord for all reasonable legal fees and other expenses incurred by Landlord in connection with any request by Tenant for consent to an assignment or subletting.

14.2. Information to be Furnished. If Tenant desires at any time to assign its interest in this Lease or sublet the Premises, other than in connection with a Permitted Transfer, Tenant shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed assignee or subtenant; (ii) the nature of the proposed assignee’s or subtenant’s business to be conducted in the Premises; (iii) the terms and provisions of the proposed assignment or sublease, including the date upon which the assignment shall be effective or the commencement date of the sublease (hereinafter referred to as the “Transfer Effective Date”) and a copy of the proposed form of assignment or sublease; and (iv) such financial information, including financial statements, and other information as Landlord may reasonably request concerning the proposed assignee or subtenant.

14.3. Landlord’s Election. At any time within ten (10) days after Landlord’s receipt of the information specified in Section 14.2, Landlord may, by written notice to Tenant, elect to (i) terminate this Lease as to the space in the Premises that Tenant proposes to sublet for the remainder of the Term; (ii) terminate this Lease as to the entire Premises (available only if Tenant proposes to assign all of its interest in this Lease or the total amount of rentable square feet of space that Tenant proposes to sublease for the remainder of the Term, together with the aggregate amount of rentable square feet of space in the Premises previously subleased by Tenant for the remainder of the Term or recaptured by Landlord pursuant to this Section, is one hundred percent (100%) of the original Premises), (iii) consent to the proposed assignment or subletting by Tenant.

14.4. Termination. If Landlord elects to terminate this Lease with respect to all or a portion of the Premises pursuant to Section 14.3(i) or (ii) above, this Lease shall terminate effective as of the earlier of (a) the one hundred twentieth (120th) day after Landlord notifies Tenant in writing of its election to terminate this Lease or (b) the Transfer Effective Date. If Landlord terminates this Lease with respect to less than all of the Premises, Landlord shall bear and pay all costs incurred by Landlord in partitioning the Premises to provide the occupants of each premises commercially reasonable and secured access to their respective premises, legal fire exits, access to bathrooms and utility rooms and loading facilities, and in separately metering all utility services (including heating and air conditioning zoning) servicing each premises, including all design, permitting and construction costs.

14.5. Withholding Consent. Without limiting other situations in which it may be reasonable for Landlord to withhold its consent to any proposed assignment or sublease, Landlord and Tenant agree that it shall be reasonable for Landlord to withhold its consent in any one (1) or more of the following situations: (1) in Landlord’s reasonable judgment, the proposed subtenant or assignee or the proposed use of the Premises would detract from the status of the Building as a first-class office building, generate vehicle or foot traffic, parking or occupancy density materially in excess of the amount customarily used by Tenant or result in a materially greater use of the elevator, janitorial, security or other Building services (e.g., HVAC, trash disposal and sanitary sewer flows) than was customary for the Tenant; (2) in Landlord’s reasonable judgment, the creditworthiness of the proposed subtenant or assignee does not meet the credit standards applied by Landlord in considering other tenants for the lease of space in the Project on comparable terms, or Tenant has failed to provide Landlord with reasonable proof of the creditworthiness of the proposed subtenant or assignee; (3) in Landlord’s reasonable judgment, the business history, experience or reputation in the community of the proposed subtenant or assignee does not meet the standards applied by Landlord in considering other tenants for occupancy in the Project; (4) the proposed assignee or subtenant is a governmental entity, agency or department or the United States Post Office; or (5) the proposed subtenant or assignee is a then existing or prospective tenant of the Project, provided Landlord at that time has space available for lease in the Project comparable to that being offered by Tenant. If Landlord fails to elect any of the alternatives within the ten (10) day period referenced in Section 14.3, it shall be deemed that Landlord has granted its consent to the proposed assignment or sublease.

14.6. Bonus Rental. If, in connection with any assignment or sublease other than a Permitted Transfer, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in case of the sublease of a portion of the Premises, in excess of such Rent fairly allocable to such portion, Tenant shall pay to Landlord, as additional rent hereunder, fifty percent (50%) of the excess of each such payment of Rent or other consideration received by Tenant (after deducting the costs incurred by Tenant for brokerage commissions, attorneys’ fees, tenant improvement allowances and other incentives offered to the transferee) promptly after Tenant’s receipt of such Rent or other consideration. To the extent that a subtenant or assignee purchases goods or services from sublandlord or an affiliate of sublandlord for an amount in excess of the fair market value for such goods or services, such costs incurred or amounts expended shall be deemed to be “other consideration” for purposes of calculating excess Rent due to Landlord hereunder.

14.7. Scope. The prohibition against assigning or subletting contained in this Section 14 shall be construed to include a prohibition against any assignment or subletting by operation of law, except as otherwise expressly set forth in this Lease. If this Lease is assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent due herein and apportion any excess rent so collected in accordance with the terms of Section 14.6, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions regarding assignment and subletting, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

14.8. Executed Counterparts. No sublease or assignment shall be valid, nor shall any subtenant or assignee take possession of the Premises, until a copy of a fully executed counterpart of the sublease or assignment has been delivered to Landlord and Landlord, Tenant and the applicable assignee or subtenant have entered into a consent to assignment or sublease in a form acceptable to Landlord, in its commercially reasonable discretion.

14.9. Permitted Transfers. Tenant may assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent, to any entity which controls, is controlled by, or is under common control with Tenant; to any entity which results from a merger of, reincorporation of, reorganization of, or consolidation with Tenant; or to any entity which acquires substantially all of the memberships, interests, stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises (hereinafter each a “Permitted Transfer”). In addition, a sale or transfer of the memberships, interests or stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant is, or in connection with the proposed transfer becomes, a publicly traded entity. Landlord shall have no right to terminate the Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer.

15. Default by Tenant.

15.1. Events of Default. The occurrence of any of the following events shall constitute an event of default on the part of Tenant under this Lease:

15.1.1. Payment. A failure by Tenant to pay Rent within five (5) days after written notice that such payment is due;

15.1.2. Bankruptcy. The bankruptcy or insolvency of Tenant, any transfer by Tenant to defraud creditors, any assignment by Tenant for the benefit of creditors, or the commencement of any proceedings of any kind by or against Tenant under any provision of the Federal Bankruptcy Act or under any other insolvency, bankruptcy or reorganization act unless, in the event any such proceedings are involuntary, Tenant is discharged from the same within sixty (60) days thereafter; the appointment of a receiver for a substantial part of the assets of Tenant; or the levy upon this Lease or any estate of Tenant hereunder by any attachment or execution;

15.1.3. Abandonment. The abandonment of the Premises;

15.1.4. Performance of Lease Terms. Tenant’s failure to perform any of the terms, covenants, agreements or conditions of this Lease to be observed or performed by Tenant (excluding any event of default under Section 15.1.1 above), which default has not been cured within thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within the 30-day period, Tenant shall not be deemed to be in default if within such period Tenant shall commence such cure and thereafter diligently prosecute the same to completion; and

15.1.5. Failure to Comply. Tenant’s failure to comply with the provisions contained in Sections 18 and 19.

Any notice required to be given by Landlord under this Lease shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Civil Code of Procedure. Tenant shall pay to Landlord the amount of Two Hundred Fifty Dollars ($250.00) for each notice of default given to Tenant under this Lease, which amount is the amount the parties reasonably estimate will compensate Landlord for the cost of giving such notice of default.

15.2. Remedies. In the event of any default or breach by Tenant, Landlord may at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity which Landlord may have by reason of such default or breach:

15.2.1. Continue Lease. Pursue the remedy described in California Civil Code Section 1951.4 whereby Landlord may continue this Lease in full force and effect after Tenant’s breach and recover the Rent and any other monetary charges as they become due, without terminating Tenant’s right to sublet or assign this Lease, subject only to reasonable limitations as herein provided. During the period Tenant is in default, Landlord shall have the right to do all acts necessary to preserve and maintain the Premises as Landlord deems reasonable and necessary, including removal of all persons and property from the Premises, and Landlord can enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining Term.

15.2.2. Perform. Pay or perform such obligation due (but shall not be obligated to do so), if Tenant fails to pay or perform any obligations when due under this Lease within the time permitted for their payment or performance. In such case, the costs incurred by Landlord in connection with the performance of any such obligation will be additional rent due under this Lease and will become due and payable on demand by Landlord.

15.2.3. Terminate. Terminate Tenant’s rights to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation, the following: (A) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (B) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that is proved could have been reasonably avoided; plus (C) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that is proved could be reasonably avoided; plus (D) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; plus (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable State law. In addition, Landlord shall be entitled to recover from Tenant the unamortized portion of any tenant improvement allowance, free rent or other allowance provided by Landlord to Tenant and any brokerage commission or finders fee paid or incurred by Landlord in connection with this Lease (amortized with interest at the Interest Rate on a straight line-basis over the original term of this Lease.) Upon any such termination of Tenant’s possessory interest in and to the Premises, Tenant (and at Landlord’s sole election, Tenant’s sublessees) shall no longer have any interest in the Premises, and Landlord shall have the right to make any reasonable repairs, alterations or modifications to the Premises which Landlord in its sole discretion deems reasonable and necessary. The “worth at the time of award” of the amounts referred to in subparagraphs (A) and (B) above is computed by allowing interest at the maximum rate an individual is permitted by law to charge. The worth at the time of award of the amount referred to in subparagraph (C) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

15.2.4. Additional Remedies. Pursue any other legal or equitable remedy available to Landlord. Unpaid installments of Rent and other unpaid monetary obligations of Tenant under the terms of this Lease shall bear interest from the date due at the rate of ten percent (10%) per annum.

15.3. Waiver of Right of Redemption. In the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default by Tenant hereunder, Tenant hereby waives any right of redemption or relief from forfeiture as provided by law.

15.4. Continue. Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease, shall not constitute a termination of Tenant’s right to possession.

15.5. Tenant’s Exercise Rights. In the event Tenant is in default under any provision of this Lease beyond any applicable notice and cure period, then, at Landlord’s sole election: (i) Tenant shall not have the right to exercise any available right, option or election under this Lease (“Tenant’s Exercise Rights”), (ii) Tenant shall not have the right to consummate any transaction or event triggered by the exercise of any of Tenant’s Exercise Rights, and (iii) Landlord shall not be obligated to give Tenant any required notices or information relating to the exercise of any of Tenant’s Exercise Rights hereunder.

16. Default by Landlord. Landlord shall not be in default under this Lease unless Landlord, or the holder of any mortgage, deed of trust or ground lease covering the Premises, fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord certified mail, postage prepaid, and to the holder of any first mortgage, deed of trust or ground lease covering the Premises whose name and address shall have been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or the holder of any such mortgage, deed of trust or ground lease commences performance within such 30-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant be entitled to terminate this Lease by reason of Landlord’s default, and Tenant’s remedies shall be limited to an action for monetary damages at law.

17. Intentionally Omitted.

18. Estoppel Certificate.

18.1. Obligation to Execute Estoppel. Tenant shall within ten (10) business days after notice from Landlord, execute, acknowledge and deliver to Landlord a statement certifying (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (ii) the amount of the Rent and the Security Deposit, (iii) the date to which the Rent has been paid, (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults, if any are claimed, and (v) such other matters as may reasonably be requested by Landlord. Any such statement may be conclusively relied upon by Landlord and any prospective purchaser or encumbrancer of the Building.

18.2. Failure to Execute Estoppel. Tenant’s failure to deliver such statement within three (3) business days of Landlord’s second request shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance, and (iii) not more than one month’s Base Rent has been paid in advance.

18.3. Financial Statements. If Landlord desires to sell all or any portion of its interest in the Building or the Project or to finance or refinance the Building or the Project, Tenant agrees to deliver to Landlord and any lender or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by Landlord or such lender or prospective purchaser. All such financial statements shall be received and kept by Landlord in confidence and shall be used for the purposes herein set forth. In addition, within seven (7) days after Landlord’s written request, Tenant shall deliver to Landlord Tenant’s most current quarterly and annual financial statements audited by Tenant’s certified public accountant. If audited financial statements are not available, Tenant shall deliver to Landlord Tenant’s financial statements certified to be true and correct by Tenant’s chief financial officer. Tenant’s annual financial statements shall not be dated more than twelve (12) months prior to the date of Landlord’s request.

19. Subordination. Conditioned upon Tenant’s receipt of a non-disturbance agreement in form and substance satisfactory to Tenant in its commercially reasonable discretion, this Lease, at Landlord’s sole option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Building and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements, refinancings and extensions thereof. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default beyond any applicable notice and cure period and so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior to or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, Tenant shall attorn to the purchaser at the foreclosure sale or to the grantee under the deed in lieu of foreclosure; if any ground lease to which this Lease is subordinate is terminated, Tenant shall attorn to the ground lessor. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, or to evidence such attornment, conditioned upon Tenant’s receipt of a non-disturbance agreement in form and substance satisfactory to Tenant in its commercially reasonable discretion. Any such document of attornment shall also provide that the successor shall not disturb Tenant in its use of the Premises in accordance with this Lease.

20. Attorneys’ Fees. If Landlord uses the services of an attorney in order to secure Tenant’s compliance with the terms of this Lease, Tenant shall reimburse Landlord upon demand for any and all reasonable attorneys’ fees and expenses incurred by Landlord, whether or not formal legal proceedings are instituted by Landlord. In any action or proceeding which Landlord or Tenant brings against the other party in order to enforce its respective rights hereunder or by reason of the other party failing to comply with all of its obligations hereunder, whether for declaratory or other relief, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be made a part of the judgment in said action. A party shall be deemed to have prevailed in any action (without limiting the definition of prevailing party) if such action is dismissed upon the payment by the other party of the amounts allegedly due or the performance of obligations which were allegedly not performed, or if such party obtains substantially the relief sought by such party in the action, regardless or whether such action is prosecuted to judgment

21. Notices. All notices, consents, demands, and other communications from one party to the other given pursuant to the terms of this Lease shall be in writing and shall be personally delivered, delivered by courier service, delivered by national overnight delivery service (e.g., Federal Express, Airborne Express and UPS), sent via facsimile (confirmation receipt required), or deposited in the United States mail, certified or registered, postage prepaid, and addressed as follows: To Tenant at the address specified in the Basic Lease Information or to such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the address specified in the Basic Lease Information, or to such other place and to such other parties as Landlord may from time to time designate in a notice to Tenant. All notices shall be effective upon delivery or refusal of delivery.

22. General Provisions.

22.1. Applicable Law. This Lease shall be governed by and construed in accordance with the internal laws of the State of California, notwithstanding any choice of law statutes, regulations, provisions or requirements to the contrary.

22.2. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

22.3. Waiver. No waiver of any provision hereof by either party shall be deemed by the other party to be a waiver of any other provision, or of any subsequent breach of the same provision. Landlord’s or Tenant’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s or Tenant’s consent to, or approval of, any subsequent act by the other party.

22.4. Holdover. Should Tenant, or any of its successors in interest, hold over in the Premises, or any part thereof, after the expiration of the Term unless otherwise agreed to in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a monthly rent equal to 150% of the Base Rent owed during the final year of the Term, as the same may have been extended, together with the additional rent due under this Lease. The inclusion of the preceding sentence shall not be construed as Landlord’s permission for Tenant to hold over. In addition, Tenant shall indemnify, protect, defend and hold harmless Landlord for all losses, expenses and damages, including any consequential damages incurred by Landlord, as a result of Tenant failing to surrender the Premises to Landlord and vacate the Premises by the end of the Term.

22.5. Entry. Upon reasonable prior notice to Tenant of not less than twenty-four (24) hours (which notice shall not be required in the event of an emergency), Landlord and Landlord’s representatives and agents shall have the right to enter the Premises during regular business hours for the purpose of inspecting the same, showing the same to prospective purchasers or lenders, and making such alterations, repairs, improvements, or additions to the Premises, the Building or the Common Areas as Landlord may deem necessary or desirable. Landlord may at any time during the last nine (9) months of the Term place on or about the Premises any ordinary “For Lease” sign. Landlord may at any time place on or about the Premises any ordinary “For Sale” sign.

22.6. Subleases. The voluntary or other surrender of this Lease by Tenant, the mutual cancellation thereof or the termination of this Lease by Landlord as a result of Tenant’s default shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

22.7. Limitation of Liability. In the event that Landlord or any successor owner of the Building sells or conveys the Building, then all liabilities and obligations of Landlord or the successor owner under this Lease accruing after the sale or conveyance shall terminate and become binding on the new owner, and Tenant shall release Landlord from all liability under this Lease (including, without limitation, the Security Deposit), except for acts or omissions of Landlord occurring prior to such sale or conveyance. Tenant expressly agrees that (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, partners, employees, affiliates, joint venturers, members, trustees, owners, shareholders, or other principals, agents or representatives of Landlord (“Member of Landlord”), and (ii) Tenant shall have recourse only to Landlord’s interest in the Building of which the Premises are a part for the satisfaction of such obligations and not against the other assets of Landlord. In this regard, Tenant agrees that in the event of any actual or alleged failure, breach or default by Landlord of its obligations under this Lease, that (i) no Member of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord), (ii) no judgment will be taken against any Member of Landlord, and any judgment taken against any Member of Landlord may be vacated and set aside at any time without hearing, (iii) no writ of execution will ever be levied against the assets of any Member of Landlord, and (iv) these agreements by Tenant are enforceable both by Landlord and by any Member of Landlord.

22.8. Authority. If either party to this Lease is a corporation, limited liability company or partnership, each such party represents and warrants to the other party that each individual executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease on behalf of the corporation, company or partnership in accordance with, where applicable, a duly adopted resolution of the board of directors of the corporation, the vote of the members of the limited liability company or the vote of the partners within the partnership, and that this Lease is binding upon the corporation, company or partnership in accordance with its respective articles of incorporation and bylaws, operating agreement or partnership agreement.

22.9. Time. Time is expressly declared to be of the essence of this Lease and of each and every covenant, term, condition, and provision hereof.

22.10. Joint and Several Liability. If there is more than one party comprising Tenant, the obligations imposed on Tenant shall be joint and several.

22.11. Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for nor against either Landlord or Tenant.

22.12. Definitions. As used in this Lease and whenever required by the context thereof, each number, both singular and plural, shall include all numbers and in each gender shall include all genders. Landlord and Tenant, as used in this Lease or in any other instrument referred to in or made a part of this Lease, shall likewise include both the singular and the plural, a corporation, limited liability company, partnership, individual or person acting in any fiduciary capacity as executor, administrator, trustee or in any other representative capacity.

22.13. Exhibits. The Basic Lease Information, Exhibits and Addendum attached to this Lease and incorporated herein by reference thereto.

22.14. Force Majeure. Any delay in construction, repairs, or rebuilding any building, improvement or other structure herein shall be excused and the time limit extended to the extent that the delay is occasioned by reason of acts of God, labor troubles, laws or regulations of general applicability, acts of Tenant or Tenant Delays (as the term is defined in the Work Letter Agreement), or other occurrences beyond the reasonable control of Landlord. Accordingly, Landlord’s obligation to perform shall be excused for the period of the delay and the period for performance shall be extended for a period equal to the period of such delay.

22.15. Broker’s Fee. Each party represents that it has not had dealings with any real estate broker, finder or other person, with respect to this Lease in any manner. Each party shall hold harmless the other party from all damages resulting from any claim that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt. Landlord shall pay any commissions or fees that are payable to the broker or finder specified in the Basic Lease Information, with respect to this Lease in accordance with the provisions of a separate commission contract.

22.16. Entire Agreement. This Lease, including attached Exhibits, Addendum, and Basic Lease Information, contains all agreements and understandings of the parties and supersedes and cancels any and all prior or contemporaneous written or oral agreements, instruments, understandings, and communications of the parties with respect to the subject matter herein. This Lease, including the attached Exhibits, Addendum, and Basic Lease Information, may be modified only in a writing signed by each of the parties. The Exhibits, Addendum and Basic Lease Information attached to this Lease are incorporated herein by reference.

22.17. Owners Association. Portions of the common areas in the Project may be owned and/or operated by an owners association (the “Owners Association”) or by operators of other portions of the Project pursuant to the by-laws of the Owners Association. Tenant hereby agrees to comply with all covenants, conditions and restrictions which may now or hereafter encumber the Project.

22.18. Addendum. The Addendum attached hereto is incorporated herein by reference.

[SIGNATURE TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease on the date first mentioned above.

“LANDLORD”		“TENANT”

SEQUOIA CENTER LLC, a California limited liability company		ENPHASE ENERGY, INC., a Delaware corporation

By:	G&W Ventures, LLC, a California limited liability company, its Manager	By:	/s/ Paul Nahi
Name: Paul Nahi
Its: President/CEO

By:	/s/ Matthew T. White
Matthew T. White, Manager

ADDENDUM

23. Base Rent. The monthly Base Rent during the Term shall be as follows:

Period	Rate	Monthly Base Rent
Year 1	$1.10	$26,400.00
Year 2	$1.13	$27,120.00
Year 3	$1.17	$28,080.00
Year 4	$1.20	$28,800.00
Year 5	$1.24	$29,760.00
Year 6	$1.28	$30,720.00
Year 7	$1.31	$31,440.00
Year 8	$1.35	$32,400.00
Year 9	$1.39	$33,360.00
Year 10	$1.44	$34,560.00

24. Expansion Option. During the first year of the Term and so long as no Event of Default has occurred and is then continuing, Tenant shall have the continuing option to lease the 2nd and 3rd floors of the Building (collectively, the “Expansion Space”), containing approximately 48,000 rentable square feet of space, on all of the terms and conditions of this Lease. Without limiting the foregoing, Tenant shall lease the Expansion Space at the same rental rates, with the same expiration date, and with the same tenant improvement allowance per square foot as the original Premises. Tenant shall exercise such right, if at all, by delivering written notice to Landlord exercising such right (the “Expansion Notice”) before the first anniversary of the Commencement Date of this Lease. If Tenant has not delivered the Expansion Notice to Landlord by such date, Tenant’s rights pursuant to this Section 24 shall terminate and be of no further force or effect. If Tenant timely delivers the Expansion Notice, the parties shall execute an amendment to this Lease reflecting the addition of the Expansion Space to the Premises, including without limitation the adjustment of Tenant’s Building Percentage Share. Tenant shall have thirty (30) days following the delivery of the Expansion Notice to submit the Development Drawings (as such term is defined in the Work Letter Agreement) to Landlord for the Expansion Space, and any delay in excess of such thirty days shall constitute a Tenant Delay for purposes of determining the Commencement Date with respect to the Expansion Space.

25. Right of First Refusal. So long as no Event of Default has occurred and is then continuing, Tenant shall have a continuing right of first refusal during the Term to lease any space in the Building that becomes available for lease from time to time. If Landlord receives an offer to lease any space in the Building which Landlord desires to accept (the “Offer”), Landlord shall notify Tenant of the space so offered and the rent and other material terms so offered (the “Offer Notice”). If Tenant desires to exercise Tenant’s right of first refusal with respect to such space, then within seven (7) business days following Tenant’s receipt of the Offer Notice, Tenant shall deliver notice to Landlord electing to lease the space so offered on the terms set forth in the Offer Notice. If Tenant elects to lease such space, then Landlord and Tenant shall execute an amendment to the Lease on the terms set forth in the Offer Notice and to the extent not inconsistent with such notice terms, the terms of the Lease. If Tenant does not respond affirmatively in writing within such seven (7) business day period, Landlord may lease the subject space to a third party on terms not materially more favorable than the terms presented to Tenant in the Offer Notice. Further, if Landlord does not so execute a lease for the subject space within six (6) months following Tenant’s receipt of the Offer Notice, such space will again be subject to the provisions of this Section 25.

Addendum, Page 1

26. Right of First Offer. So long as no Event of Default has occurred and is then continuing, Tenant shall have a right of first offer to lease any additional space in the Project that becomes available for lease from time to time. As such space becomes available to lease, Landlord shall notify Tenant in writing thereof and offer such space to Tenant for lease. Tenant shall have fourteen (14) days in which to notify Landlord in writing of its intention to lease such space. Landlord and Tenant are free to agree on the rent, term and interior improvements for such additional space and shall not be bound by the terms of this Lease. If Landlord and Tenant cannot agree on the terms for such a lease within fourteen (14) days following Landlord’s receipt of Tenant’s notice of intent to lease such space, Landlord shall be free to lease the space to a third party.

27. Solar Panels on Roof. Tenant shall have the right during the Term (but only to the extent permitted by the City and/or County in which the Premises is located and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to install and operate solar panels and related equipment (the “Solar Panels”) with any necessary cables and wiring (“Cables”) on a portion of the roof on the Building to be designated by Landlord (the “Roof Space”). The location and size of the Solar Panels and the Cables (hereinafter collectively referred to as the “Equipment”) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. All of the Equipment and any modification thereto or placement thereof shall be (i) at Tenant’s sole cost and expense, (ii) contained visually within the roof screen, (iii) installed and operated to Landlord’s reasonable specifications, and (iv) installed, maintained, operated and removed in accordance with this Lease and all applicable laws. The Equipment shall remain the property of Tenant and Tenant shall remove the Equipment upon the expiration or earlier termination of this Lease. At the end of the Term, Tenant shall restore the Roof Space and any other portion of the Building affected by the Equipment to its original condition, excepting ordinary wear and tear and/or damage or destruction due to fire or other casualty not caused directly or indirectly by Tenant or its agents, employees or contractor. Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Roof Space or the Equipment, or the right to use the Equipment, except together with the remainder of all of the Premises as more particularly set forth in this Lease. All of the provisions of this Lease shall be applicable to the Equipment and use of the Roof Space by Tenant. The Equipment shall comply with all non-interference rules of the Federal Communications Commission. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liability, damages, judgments, costs and expenses (including reasonable attorneys’ fees) that Landlord may suffer or incur as a result or arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Equipment or any portion thereof.

28. Landlord Upgrades. Prior to the Commencement Date and at Landlord’s sole cost and expense, Landlord shall (i) upgrade the exterior landscaping of the Project to a Class A standard, and (ii) repaint the exterior of all three buildings in the Project. Landlord and Tenant shall collaborate in selecting the exterior Building colors, with Landlord making the final selection in its sole discretion.

29. Condition Precedent. Tenant acknowledges and understands that as of the execution of this Lease Landlord is not the owner of the Building. Accordingly, Landlord’s purchase of the Building is a condition precedent to the effectiveness of this Lease. If Landlord has not acquired title to the Building on or before July 30, 2011, then either party may terminate this Lease by written notice to the other party given after July 30, 2011 and prior to the date Landlord acquires the Building. Tenant further acknowledges that Landlord is under no obligation to purchase the Building, that Landlord may elect to forego the purchase of the Building for any reason, and that Landlord shall have no liability whatsoever to Tenant in the event Landlord does not acquire the Building.

Addendum, Page 2

FIRST AMENDMENT TO LEASE

(1400 N. McDowell Blvd.)

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of January 12, 2012, is entered into between SEQUOIA CENTER LLC, a California limited liability company (“Landlord”) and ENPHASE ENERGY, INC., a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Landlord and Tenant previously entered into that certain Redwood Business Park NNN Lease dated as of June 3, 2011 (together with all exhibits thereto, the “Lease”) pursuant to which Tenant leases from Landlord the first floor of the building commonly known as 1400 N. McDowell Boulevard, Petaluma, California. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Lease (including the Work Letter Agreement attached as Exhibit B thereto) in connection therewith.

B. Landlord and Tenant desire to make certain changes to the Lease as further provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Estimated Commencement Date. The Estimated Commencement Date is hereby extended to April 10, 2012. Tenant acknowledges that Landlord may deliver the Premises to Tenant in the condition required by the Lease prior to the Estimated Commencement Date, and that in such event the Commencement Date shall occur prior to the Estimated Commencement Date on the date the Premises are Substantially Completed as defined in Section 13 of the Work Letter Agreement.

2. Approved Working Drawings. Landlord and Tenant hereby agree that the Working Drawings listed on Schedule 1 attached hereto shall be deemed the “Approved Working Drawings” under Section 2 of the Work Letter Agreement. Tenant shall either (a) modify the Approved Working Drawings to restore the roof access that would be eliminated per the Approved Working Drawings, or (b) install roof walking pads as reasonably determined by Landlord to allow full roof access from other access points, with such changes constituting a Tenant requested Change Order at Tenant’s sole cost. Landlord shall have the right to direct changes to the Approved Working Drawings to effectuate the Change Order Requests listed on Exhibit C (the “COR’s”). Such changes shall be subject to Tenant’s approval, which shall not be unreasonably withheld, conditioned or delayed. Such changes directed by Landlord shall not constitute Tenant requested Change Orders. By way of example, Landlord shall specify the mesh material

1.

contemplated in COR No. 31, and Tenant may suggest alternative materials but may not require a material that does not result in the savings contemplated in COR No. 31.

3. Approved Budget. This Section 3 of this Amendment replaces and supersedes Section 3 of the Work Letter Agreement with respect to Tenant’s budget approval for the Tenant Improvements to be constructed in the Premises, but the mechanism set forth in Section 3 of the Work Letter Agreement shall apply with respect to the construction of Tenant Improvements in the Expansion Space in the event Tenant exercises its expansion rights pursuant to Section 24 of the Lease. Tenant hereby approves the Tenant Improvement Summary attached hereto as Exhibit A (the “Approved Budget”), which is based on the Proposal from Vila Construction dated November 16, 2011 attached hereto as Exhibit B and the Approved Working Drawings referenced therein, as modified by the COR’s (as so modified, the “Contractor Proposal”). In no event shall Tenant’s Contribution (defined below) be increased because the Tenant Improvement Summary attached hereto as Exhibit A failed to include an item expressly and unambiguously required in the Approved Working Drawings, as modified by the COR’s. For the purposes of clarity, the parties hereby agree that the Approved Working Drawings did not expressly and unambiguously require a water proofing membrane on the concrete slab on the first floor. The Approved Budget applies to the Premises as well as an additional 72,000 square feet of space located in the adjacent building having an address of 1420 N. McDowell Boulevard, Petaluma, California (the “Neighboring Building”).

4. Tenant Payment for Tenant Improvements. This Section 4 of this Amendment replaces and supersedes Section 6 of the Work Letter Agreement with respect to Tenant’s payment for Tenant Improvements to be constructed in the Premises, but the mechanism set forth in Section 6 of the Work Letter Agreement shall apply with respect to the construction of Tenant Improvements in the Expansion Space in the event Tenant exercises its expansion rights pursuant to Section 24 of the Lease. Tenant shall pay to Landlord $381,840.55, which represents Tenant’s contribution to the portion of the Tenant Improvements described in the Approved Working Drawings and the COR’s applicable to the Premises (i.e., 25% X $1,527,362.21) as more particularly set forth in the Approved Budget (“Tenant’s Contribution”). Tenant shall pay such amount on the following schedule: 50% upon the mutual execution and delivery of this Amendment, 25% within ten (10) days following the delivery of the second and third floors of the Neighboring Building to Tenant in the condition required by the lease between Landlord and Tenant governing the Neighboring Building, and 25% within ten (10) days following the delivery of the Premises to Tenant in the condition required by the Lease. Notwithstanding anything to the contrary contained in the Work Letter Agreement, Landlord shall be responsible for any and all costs to perform such work in excess of Tenant’s Contribution; provided (a) that (i) any changes by Tenant to the Approved Working Drawings or the COR’s listed in Exhibit C, including without limitation changes contemplated in change order requests previously approved by Tenant but not included in the COR’s listed in Exhibit C, and (ii) any additional costs resulting from errors or omissions in the Approved Working Drawings, shall constitute Change Orders per Section 8 of the Work Letter Agreement, and (b) that Tenant shall be solely responsible for the cost of procuring and installing any trade fixtures, equipment,

2.

appliances, furniture, furnishings, telephone or computer equipment or wiring or other personal property. As provided in Section 9 of the Work Letter Agreement, all delays in Substantial Completion of the Tenant Improvements beyond the Estimated Commencement Date caused by Tenant requested Change Orders (including Change Orders resulting from errors or omissions in the Approved Working Drawings) shall constitute Tenant Delays. Notwithstanding the foregoing, Landlord shall be responsible for delays and costs resulting from an error or omission in the Approved Working Drawings that both (A) would not have been avoided by a licensed architect applying the standard of care customary in the industry, and (B) Vila Construction, applying the standard of care customary in the industry, should have nonetheless taken into account when preparing the estimate reflected in the Approved Budget. As an example, the following omission in the COR’s would be the responsibility of Landlord: COR No. 12 calls for the removal of perimeter column drywall encasements, which resulted in exposure of the window side of the columns to daylight. Due to the opaque quality of glass and the original condition of the drywall encasement having a dark paint finish, this condition was not contemplated by Axia as warranting application of finish paint to that side of the columns despite Axia exercising customary care in the industry with respect to such encasement removal. When direct daylight is applied, however, the columns are somewhat apparent from the exterior, and Vila Construction, exercising customary care in estimating the cost of COR No. 12, should have included (and did include) the painting of the backside of the columns. Haley Recio, Matt Rudie, Russ Sweeney and Paul Nahi shall have authority to approve Change Orders and any Change Order approved in writing or by email by any such representative shall be binding upon Tenant. As an accommodation to Tenant, Landlord shall require payment for Change Orders for which Tenant is responsible within five (5) days following Tenant’s notice to proceed with a Change Order rather than requiring prepayment as previously required by the Work Letter Agreement.

5. Toilet Partitions. Notwithstanding the allocation of responsibilities for costs set forth in Section 4 above, Landlord and Tenant agree that so long as Tenant does not make any improvements or other modifications to the restrooms serving the Premises, Landlord shall be responsible, at its sole cost, for all work in the restrooms required by the City of Petaluma to comply with the Americans with Disabilities Act (the “ADA”). If Tenant elects to make any improvements or other modifications to the restrooms that trigger any work to comply with ADA, such work shall constitute a Change Order at Tenant’s sole cost.

6. Additional Drawings. On December 15, 2011, Tenant delivered to Landlord drawings and specifications dated December 13, 2011 prepared by Axia Architects (the “December 13 Drawings”), subject to review and approval by Landlord in accordance with Section 2 of the Work Letter Agreement. Tenant acknowledges that, subject to Landlord’s timely compliance with the provisions of the Work Letter Agreement requiring Landlord to respond to drawings and specifications submitted for approval, any delays in Substantial Completion of the Tenant Improvements beyond the Estimated Commencement Date caused by any changes from the Approved Working Drawings or COR’s that are required in the December 13 Drawings or caused by errors or omissions in either the Approved Working Drawings or the December 13 Drawings

3.

shall constitute Tenant requested Change Orders as more fully set forth in Section 4 above.

7. Tenant Payment for Delay. Landlord and Tenant disagree as to who is responsible for the delay in the Estimated Commencement Date referenced in Section 1 above. Without either party admitting fault or liability, the parties have agreed to resolve such disagreement by Tenant paying to Landlord $88,199.01 concurrently with the execution and delivery of this Amendment. Such amount represents fifty percent (50%) of the rent that would have been payable under the Lease had the Commencement Date occurred on the original Estimated Commencement Date of November 1, 2012 rather than on the revised Estimated Commencement Date. Such calculation is set forth in Exhibit D. Tenant acknowledges that such payment is a fixed amount and shall not be subject to change if Landlord delivers the Premises to Tenant prior to the Estimated Commencement Date.

8. Tenant Payment of Advanced Base Rent. Tenant was required under Section 4.1 of the Lease to pay $26,800 in Advanced Base Rent concurrently with the mutual execution and delivery of the Lease, but through an oversight did not pay such Advanced Base Rent to Landlord until January 6, 2012, and Landlord hereby accepts such payment and waives any default in connection with such late payment.

9. Phased Termination of 201 1st Street Lease. At the time the Lease was executed, the parties anticipated Tenant relocating from its premises at 201 First Street in Petaluma, California (the “201 First Street Premises”) to the Premises and the Neighboring Building all at one time. With the staggered delivery of the Premises and portions of the Neighboring Building now anticipated, the parties anticipate Tenant moving from the 201 First Street Premises in two phases. Accordingly, Landlord shall, if requested by Tenant, deliver the termination agreement described in Section 3.1 of the Lease with respect to discrete portions of the 201 First Street Premises rather than the entire 201 First Street Premises. Portions of the 201 First Street Premises requested for termination shall be readily leasable to third parties with direct access to the common areas of the 201 First Street building and without the need for any demising walls. In the event that Landlord shall delay delivery of a fully executed termination agreement, Landlord shall pay Tenant’s rent for the applicable portion of the 201 First Street Premises directly to the owner of such Premises on a day for day basis for each day Landlord’s failure to deliver the termination agreement continues.

10. Condition Precedent. Tenant making the payments required upon execution of this Amendment in Sections 4 and 7 above is a condition precedent to the effectiveness of this Amendment, and this Amendment shall be of no force or effect if such payments are not delivered by Tenant concurrently with Landlord’s delivery to Tenant of a fully executed original of this Amendment.

11. Entire Agreement. This Amendment represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease or the Premises not set forth in writing and signed by the parties hereto. No party hereto has

4.

relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

12. Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

5.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“LANDLORD”

SEQUOIA CENTER LLC,
a California limited liability company

By:	G&W Ventures, LLC, a California limited liability company, its Manager

	By:	/s/ Matthew T. White
Matthew T. White, Manager

“TENANT”

ENPHASE ENERGY, INC.,
a Delaware corporation

By:	/s/ Paul Nahi
Name: Paul Nahi Its: President/CEO

6.

SCHEDULE 1

LIST OF APPROVED WORKING DRAWINGS

1.	The following sheets by Axia dated September 7, 2011:

T1, T2, T3, T4; A1.1, A1.2, A2.0.1A, A2.0.2A, A2.1 A, A2.2 A, A2.3 A, A4.1 A, A5.1 A, A2.0.1B, A2.0.2B, A2.0.3B, A2.0.4B, A2.0.5B, A2.0.6B, A2.0.7B, A2.1 B, A2.2 B, A2.3 B, A2.4 B, A2.5 B, A2.6 B, A2.7 B, A2.8 B, A2.9 B, A3.1 B, A3.2 B, A3.3 B, A3.4 B, A3.5 B, A4.1 B, A4.2 B, A4.3 B, A4.4 B, A4.5 B, A4.6 B, A4.7 B, A4.8 B, A4.9 B, A5.1 B, A5.2 B, A5.3 B, A5.4 B, A8.1, A9.1, A9.2, A9.3, A9.4, A9.5

2.	The following sheets by ATM Engineering dated August 31, 2011:

S1.1, S2.1, S3.1, S3.2

3.	The following sheets by Indoor Environmental Services dated August 31, 2011:

M0.1, M0.2, M0.3, M0.4, M1.1A, M1.1B, M1.2A, M1.2B, M1.3A, M1.3B, M1.4A, M1.4B, M2.1

4.	The following sheets by O’Rourke Electric Inc. dated August 10 2011:

E0.1, E2.1, E3.1, E6.1, E6.3, E6.4, E.6.5, E6.6, E6.7, E2.2, E2.3, E2.4, E3.2, E3.3, E3.4, E6.2, E6.8, E6.11

5.	Responses to Requests for Information Nos. 1-10

EXHIBIT A
12.15.11

Tenant Improvement Summary

Enphase 1400,1420 N. McDowell Blvd. Petaluma, CA 94954	Square Foot	96,000

Description	TI Expansion Costs		Cost
Tenant Improvements Per Vila’s 11.16.11 Bid Letter				$6,001,417.00
Reductions for Approved COR’s:
COR’s #: 6, 8, 9, 12, 19, 21, 22, 23, 24, 26, 28, 31, 37, 38, 39, 40, 41, 43, 44, 45, 48, 59, 62, 63			–$	457,387.00
Addition of “Code Only” Fire Alarm Work per Alternate:				$4,260.00

Total Contract Amount				$5,548,290.00

Less Overlaps from Prior Approvals:
Ceiling Tile Removal			–$	5,000.00
Demolition Costs			–$	113,203.00
Other Adjustments, BSP to Pay:
Power during construction; BSP to cover expense			–$	7,500.00
Temporary toilets; BSP to cover expense			–$	2,400.00
Code only Fire alarm Work			–$	4,260.00
Other:
BSP to perform landscape screening at transformers on balcony and one exterior condensing unit (note: this cost is NOT included in Bid Letter; no adjustment req’d)				$0.00
EMON system work to be performed as part of future TI’s, 2nd and 3rd floor of 1400 as req’d (Note: this cost is not included in Bid Letter; no adjustment req’d)				$0.00

Building Permit Fee - (Assumes no Impact Fees)				by Tenant
CM Fee				waived
1400 Handicap Parking Improvements - to be charged to 2nd, 3rd Flr. TI Allowance				$0.00
Structural Engineering Re-Design Proposal - Chiller				$2,700.00

Total Costs, This Summary				$5,418,627.00

Prior Authorizations:
10.20.11 1400 Demo, excl. Ceiling Tile Removal Direct Costs				$40,863.00
Plan Check Fee				$16,766.74
Furniture Mock Up Costs				$1,158.00
7.19.11 Ceiling Tile Removal/Slab Moisture Tests				$6,000.00
7.15.11 MEP Coordinator & Structural Engineer				$33,850.00
7.28.11 Demo for 1420, excluding Ceil Tile Removal Costs Approved Separately				$72,340.00
7.28.11 Demo Permit costs, w/o Mark up				$1,216.47

Total TI Costs Approved to Date:				$5,590,821.21

Tenant Improvement Allowance:		$40/sf		$3,840,000.00

Amount Over Tenant Improvement Allowance				$1,750,821.21
Agreed Cost Sharing By BSP			–$	223,459.00

Total Construction and Other Costs Payable:				$1,527,362.21

EXHIBIT B

VILA PROPOSAL - 11/16/11

[attached]

Exhibit B Vila Construction Co.

Office Phone (510) 236-9111	GENERAL CONTRACTORS 590 South 33rd Street Richmond, California 94804	Contractor’s Lic. No. 300454
FAX (510) 236-4979		www.vilaconstruction.com

November 16, 2011

Basin Street Properties

1383 North McDowell Blvd., Suite 200

Petaluma, CA 94954

Attn: Matt Sherrill

RE:	Enphase Tenant Improvement
1400 /1420 North McDowell
Petlauma, CA

Matt,

The following is Our Cost Breakdown for the Enphase Tenant Improvement at 1400/1420 North McDowell Blvd., Petaluma. The costs are based on the Construction Documents from AXIA Architects, dated September 7, 2011.

1. General Conditions	$173,600.00
2. Demo Work	118,203.00
3. Concrete Work	5,940.00
4. Pre Cast Concrete Countertops	65,112.00	* see Line Item 34
5. Structural Steel / Metal Fabrications	164,814.00
6. Carpentry	90,000.00
7. Millwork	77,085.00
8. Wood Veneer Paneling	47,522.00
9. Roof Patching (allowance)	20,000.00
10. Doors, Frames, Hardware	132,768.00
11. Glass / Glazing	264,000.00
12. Glass/Stainless Steel Railings	80,360.00
13. Accordian Door	19,930.00
14. Gypsum Board	587,917.00
15. Ceramic Tile	65,049.00
16. Acoustical Ceilings	58,995.00
17. Floor Covering	490,385.00
18. Painting	163,652.00
19. Whiteboards (backing only)	2,850.00
20. Toilet Partitions/Accessories	29,060.00
21. Projector Mounts	21,688.00
22. Access Floor Repair	20,130.00
23. Signage	by tenant

24. Interior Blinds/Mortorized Shades	33,599.00
25. Roof Hatches/Ships Ladders	24,114.00
26. Elevator Upgrades	5,940.00
27. Fire Sprinklers	65,308.00
28. HVAC	981,776.00
29. Hydronic Piping	18,590.00
30. Plumbing	59,205.00
31. Electric	1,534,862.00
32. Fire Alarm System	41,095.00
33. Wire Mesh Ceiling	120,248.00
34. Granite Stone, Lobbies & Stairs 1 & 2	51,336.00

Sub Total	$5,635,133.00
OH & P	366,284.00

TOTAL LINE ITEMS	$6,001,417.00

34. COR #6	2,205.00
35. COR #8	2,327.00
36. COR #9	7,326.00
37. COR #12	(7,743.00)
38. COR #19	145.00
39. COR #21	—	pending engineering
40. COR #22	—	pending re-design
41. COR #23	3,972.00
42. COR #24	817.00
43. COR #26	(4,350.00)
44. COR #28	(134,519.00)
45. COR #37	(8,288.00)
46. COR #38	(34,340.00)
47. COT #39	(18,813.00)
48. COR #40	(14,377.00)
49. COR #41	(69,522.00)
50. COR#43	(35,770.00)
51. COR #44	(2,455.00)
52. COR #45	(5,242.00)
53. COR #48	(25,246.00)
53. COR#59	deducted $12,100 from the electric line item (both bldgs)
54. COR #63 (allowance)	4,000.00

Sub Total	$(339,873.00)
OH & P	included

TOTAL COR’s	$(339,873.00)

GRAND TOTAL	$5,661,544.00

Clarifications & Alternates

1. We do not include any permit, architectural, or utility company fees.

2. The alternates listed below are just a few obvious ones. We can review all VE options in our meeting.

3. Alternate #1; Per the specification, install R-11 insulation above the acoustical ceiling; ADD $6,805.00

4. Alternate #2; Provide and install a FM 200 Fire System in the Server Room; ADD $37,625.00

5. We have not included changing the wall texture in the exterior stairwells.

6. Electrical items not included in above costs, without GC markup;

1. Restroom Lighting over sinks, 1420, allowance	$2,600.00
2. Traning Room Upgrades	$8,000.00
3. Fire alarm system boxes, conduit, & cabling	$55,000.00

7. Cleaning of the existing mini blinds on the exterior windows is NIC.

8. Alternate #3; Fire alarm check, if required: Add $4,260.00

Respectfully Submitted

VILA CONSTRUCTION COMPANY

/s/ Robert P. Vila
Robert P. Vila
Vice President

EXHIBIT C

LIST OF CHANGE ORDER REQUESTS

[attached]

Exhibit C

Change Order Request (“COR”) List

Vila Bid Letter Line #	Accepted CORs #	Description	COR Cost
34	6	move sprinkler valves in lobby	2,205.00
35	8	expose steel beam @ Stairs 3 and 4	2,327.00	remove sheet rock from steel beam and paint steel
36	9	sheet rock over small windows at Stair #4	7,326.00
37	12	Remove sheet rock from exterior columns	(7,743.00)
38	19	remove sheet rock from inter. Column @ wnd floor stair #2	145.00
39	21	increase air flow at relocated board room	—	pending engineering
40	22	rotate sodering area and move against Row A	—	pending re-design
41	23	change wall at gridline C @ gridline 2-5 to full height wall	3,972.00
42	24	Add 230V/50Hz outlet in Engineering Chambers	817.00
43	26	Remove sheet rock from interior columns	(4,350.00)
44	28	delete new toilet partitions and tile work	(134,519.00)	This will delete new toilet partitions, replacement of plumbing fixtures and new tile work. ADA shower work will remain

	31	Delete steel mesh ceiling and install grid mesh	(73,748.00)	this will delete the custom metal mesh ceiling and add metal mesh panels in t-bar grid; new means to support glass wall is required

45	37	change roof hatch to manual	(8,288.00)	this changes the roof hatch door (1 only) to a manual operation in lieu of having an electric motor and switch
46	38	Change precast concrete counters to p-lam	(34,340.00)	this will delete the precast concrete countertops at restrooms replace them with P-lam
47	39	change door hardware to Dorma	(18,813.00)
48	40	Delete fry reglet and use L metal at sheet rock	(14,377.00)	this will delete the decorative trim at sheet rock locations

49	41	delete steel canopy at Entry	(69,522.00)
50	43	Delete drywall trim detail at steel bm and metal kickers at exterior walls; run drywall straight up wall behind beam	(35,770.00)	this will delete work shown on Axia SK-1 at perimeter walls

51	44	Paint corridor walls above metal ceiling and eliminate patching of corridor walls	(2,455.00)	this will eliminate patching of fire caulking and penetrations
52	45	change motorized shades to manual	(5,242.00)	this will change the motorized shades at the Training room to manually operated
53	48	delete 1 roof hatch and ships ladder at 1400	(25,246.00)	this will delete roof access at 1400
53	59	cable tray	n/a	deducted $12,100 from the electric line item (both bldgs)
	62	Change fire alarm scope to code minimums	(43,766.00)
54	63	Add structural steel to roof for chiller	4,000.00	Allowance; add structural steel to roof for chiller plant

	Sub Total		(457,387.00)	$ —
	OH & P		included
	TOTAL COR’s		$(457,387.00)

EXHIBIT D

Base Rent and CAM

Labs on Ground Floor - 162 day delay/2=81 days

Bldg	Sq.ft	Base Rent	CAM	Rent + Cam per day	Office Base Rent and CAM Owed Now

1400	24,000	$1.10	$0.28	$1,088.88	$88,199.01

		Total Rent and CAM Owed			$88,199.01